Morgan Stanley Institutional Fund, Inc. - Global Real Estate Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Commonwealth REIT
Purchase/Trade Date:	7/13/2011
Offering Price of Shares: $24.000
Total Amount of Offering:  10,000,000 shares
Amount Purchased by Fund:   42,750 shares
Percentage of Offering Purchased by Fund: 0.428
Percentage of Fund's Total Assets: 0.16
Brokers: Citi, Morgan Stanley, Wells Fargo Securities, BofA Merrill Lynch, Jefferies, RBC Capital Markets
Purchased from: Wachovia Securities